Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

eGain Communications Corporation

Mountain View, California

We hereby consent to the incorporation by reference in the Registration Statements of our report dated August 8, 2005, relating to the consolidated financial statements as of and for the years ended June 30, 2005, and 2004 and schedules appearing in the Company’s Annual Report on Form 10-K.

/s/    BDO Seidman LLP

San Francisco, California

November 17, 2005